Exhibit 4.1

Execution Version

AMENDMENT NO. 1 TO

AMENDED AND RESTATED RIGHTS AGREEMENT

This AMENDMENT NO. 1 TO AMENDED AND RESTATED RIGHTS AGREEMENT (this “Amendment”) is dated as of March 8, 2024 (the “Effective Date”), and amends that certain Amended and Restated Rights Agreement, dated as of October 30, 2020 (the “Rights Agreement”), by and between The L.S. Starrett Company, a Massachusetts corporation (the “Company”), and Computershare Inc., a Delaware corporation, as rights agent (the “Rights Agent”). Capitalized terms used in this Amendment and not otherwise defined herein have the meanings given to them in the Rights Agreement.

WITNESSETH

WHEREAS, the Company has entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Uhu Inc. (“Parent”) and Unicornfish Corp. (“Merger Sub”), dated as of March 8, 2024, pursuant to which, subject to the terms set forth in the Merger Agreement, among other things, Merger Sub shall be merged with and into the Company (the “Merger”), whereupon the separate corporate existence of Merger Sub shall cease and the Company shall be the surviving company and a wholly-owned subsidiary of Parent;

WHEREAS, pursuant to resolutions adopted on March 8, 2024 (the “Board Resolutions”), the board of directors of the Company (the “Board”) has adopted the Merger Agreement;

WHEREAS, in accordance with Section 27 of the Rights Agreement, prior to such time as any Person becomes an Acquiring Person, the Company may supplement or amend the Rights Agreement without the approval of any holders of Rights;

WHEREAS, upon the delivery of a certificate from an Authorized Officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of Section 27 of the Rights Agreement, the Rights Agent shall execute such supplement or amendment;

WHEREAS, the Rights are currently redeemable and no person is an Acquiring Person; and

WHEREAS, pursuant to the Board Resolutions, and in connection with entering into the Merger Agreement, the Board has unanimously determined that an amendment to the Rights Agreement is fair to, in the best interests of, and is advisable to, the Company and its stockholders.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth herein, the parties hereto hereby agree as follows:

1. Amendment of the Rights Agreement.

A. Section 1 of the Rights Agreement is hereby amended by adding the following additional definitions:

“Effective Time” has the meaning ascribed to such term in the Merger Agreement.

“Merger” has the meaning ascribed to such term in the Merger Agreement.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of March 8, 2024, among the Company, Parent, and Merger Sub, as it may be amended from time to time.

“Merger Sub” means Unicornfish Corp. a Massachusetts corporation.

“Parent” means Uhu Inc., a Delaware corporation.

B. The following is added as a new Section 36 of the Rights Agreement:

“Section 36. Exception for Merger Agreement. Notwithstanding anything to the contrary in this Agreement, as long as the Merger Agreement is not validly terminated, none of the approval, execution, delivery or performance of the Merger Agreement, or the consummation prior to the termination of the Merger Agreement of the Merger or any of the other transactions contemplated by the Merger Agreement, shall: (a) result in a Shares Acquisition Date, a Distribution Date or in any way permit any Rights to be exercised pursuant to this Agreement, including, without limitation, Section 7 or otherwise, for consideration or exchanged pursuant to Section 24; (b) constitute an event set forth in Section 11(a) or Section 13 of this Agreement; (c) cause any of Parent, Merger Sub or their respective Affiliates or Associates (each, a “Parent Person”) to be deemed to be an “Acquiring Person” for any purpose in this Agreement (it being understood that future actions by any Parent Person could still result in such Parent Person being an Acquiring Person for purposes of this Agreement); or (d) cause any officer, director or employee of any Parent Person to be deemed to be, solely by reason of such Person’s status or authority as such, the “Beneficial Owner” of or to “beneficially own” any securities that are “beneficially owned” by a Parent Person, including in a fiduciary capacity. Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedy or claim under this Agreement in connection with the approval, execution, delivery or performance of the Merger Agreement, or the consummation prior to the termination of the Merger Agreement of the Merger or any of the other transactions contemplated by the Merger Agreement. Notwithstanding anything to the contrary in this Agreement, immediately prior to the Effective Time, but only if the Effective Time shall occur, and without any further action by the Rights Agent, the Company, Parent, Merger Sub or any current or former holder of Rights, this Agreement, the Rights, and any right to exercise the Rights provided for hereunder shall terminate, expire and be void and of no further force or effect.”

2. No Other Amendment; Effect of Amendment. Except as and to the extent expressly modified by this Amendment, the Rights Agreement and the exhibits thereto remain in full force and effect in all respects without any modification. This Amendment will be deemed an amendment to the Rights Agreement and will become effective on the Effective Date. In the event of a conflict or inconsistency between this Amendment and the Rights Agreement and the exhibits thereto, the provisions of this Amendment will govern.

3. Officer Certification. The officer of the Company executing this Amendment hereby certifies to the Rights Agent that the amendments to the Rights Agreement set forth in this Amendment are in compliance with Section 27 of the Rights Agreement and the certification contained in this Section 3 shall constitute the certification required by Section 27 of the Rights Agreement.

4. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

5. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment will remain in full force and effect and will in no way be affected, impaired or invalidated; provided, however, that if any such excluded term, provision, covenant or restriction shall affect the rights, immunities, duties or obligations of the Rights Agent, then the Rights Agent shall be entitled to resign immediately.

6. Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and will not control or affect the meaning or construction of any of the provisions hereof.

7. Further Assurances. Each of the parties to this Amendment will reasonably cooperate and take such action as may be reasonably requested by the other party to carry out the provisions and purposes of this Amendment, the Rights Agreement and the transactions contemplated hereunder and thereunder.

8. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the Commonwealth of Massachusetts and for all purposes shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts applicable to contracts to be made and performed entirely within the Commonwealth of Massachusetts; provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such state.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first written above.

THE L.S. STARRETT COMPANY

By:	/s/ Douglas A. Starrett
Name:	Douglas A. Starrett
Title:	President and Chief Executive Officer

COMPUTERSHARE INC.

By:	/s/ Katherine Anderson
Name:	Katherine Anderson
Title:	Vice President and Manager,
Client Management

[Signature Page to Amendment No. 1 to Amended and Restated Rights Agreement]